Exhibit 99.1

For More Information Contact:
Investors: Jayne L. Cavuoto-Krafchik	Media: Drew Biondo
Director of Investor Relations	Director of Corporate Communications
(516) 812-8217	(516) 812-8208
jcavuoto@deltafinancial.com	dbiondo@deltafinancial.com

Delta Financial Reports Fourth Quarter and Full Year Results
Company Achieves 2004 Record Loan Origination Volume of $2.6 Billion

Woodbury, NY, February 17, 2005 - Delta Financial Corporation (Amex: DFC) today reported its financial results for the three months and full year ended December 31, 2004.

For the three months ended December 31, 2004, the Company reported net income of $215,000, or $0.01 per diluted share, compared to net income of $7.4 million, or $0.37 per diluted share, for the same period last year. The significant difference in the Company’s 2004 earnings over 2003 was not the result of any change in the Company’s business fundamentals, but rather a direct result of the change to “portfolio accounting”, in the first quarter of 2004, from “gain-on-sale accounting”. Under portfolio accounting, the Company records income over time as net interest income instead of upfront as gain-on-sale income. As such, the Company does not believe prior period year-over-year comparisons are particularly meaningful at this time.

Hugh Miller, president and chief executive officer said, “We reached our highest ever quarterly mortgage loan origination volume of $754 million in the fourth quarter, and also ended 2004 with a record $2.6 billion in mortgage loans. Based, in part, on our 2004 loan origination volume exceeding our expectations and the resulting increase in loans held for investment, we achieved profitability this quarter, sooner than we anticipated, when we switched to portfolio accounting from gain-on-sale accounting in the beginning of 2004.”

“Building off our success and solid performance in 2004, we are excited at the prospects we believe 2005 has to offer. We expect to increase loan production by at least 15 percent in 2005, and to continue to grow our earnings and further decrease our cost to originate,” said Mr. Miller.

Fourth Quarter Highlights

•	Originated a record $754 million in loans in the fourth quarter of 2004, a 46% increase over the fourth quarter of 2003, and an 11% increase over the third quarter of 2004.
•	Total cost to originate as a percentage of loan production decreased to 2.5% year-over-year in the fourth quarter of 2004 from 3.3% in the fourth quarter of 2003.
•	Increased our warehouse financing capacity by $200 million, in the fourth quarter of 2004, bringing our total funding capacity to $900 million through three separate financing providers.
•	In November 2004, completed an asset-backed securitization collateralized by $600 million of mortgage loans.
•	Paid a quarterly cash dividend of $0.05 per common share on January 6, 2005 to shareholders of record on December 21, 2004.

    For the full year ended December 31, 2004, the Company reported a net loss of $9.3 million, or $0.51 per diluted share, compared to net income of $67.4 million, or $3.59 per diluted share, for the same period one year ago. As noted above, the Company’s 2004 results were impacted by its change to portfolio accounting. In addition, as previously reported, the Company’s 2003 earnings were favorably impacted by an income tax benefit of $30.5 million, or $1.64 per diluted share, due to the reversal of a valuation allowance during the third quarter of 2003.

Full Year 2004 Highlights

•	Originated a record $2.6 billion in loans in 2004, a year-over-year increase of 52%.
•	Decreased our year-over-year total cost to originate, as a percentage of loan production, to 2.8% in 2004 from 3.6% in 2003.
•	Completed an $18.7 million equity offering in July of 2004.
•	Paid our first quarterly cash dividend of $0.05 per common share in July of 2004.
•	Redeemed, at par, all outstanding shares of Series A 10% Preferred Stock in June of 2004.
•	Changed from gain-on-sale accounting to portfolio accounting in the first quarter of 2004.

    The Company’s change to portfolio accounting in 2004 from gain-on-sale accounting in 2003 effectively renders the Company’s prior period results ineffectual for comparative purposes. As such, the Company has provided comparisons for the fourth quarter of 2004 to the third quarter of 2004 for net interest income, loans held for investment and loan loss allowance.

For the fourth quarter of 2004, the Company’s net interest income increased to $23.2 million from $18.5 million in the third quarter of 2004. The increase in net interest income was attributable to the Company’s increase in its loans held for investment to $2.4 billion, from $1.8 billion of loans held for investment and sale in the third quarter of 2004. The Company increased its allowance for loan losses to $10.3 million at December 31, 2004 from $5.8 million at September 30, 2004 to account for a larger and more seasoned portfolio of loans held for investment.

Loan Originations
For the fourth quarter of 2004, the Company originated $754 million of mortgage loans, a 46 percent increase over the $516 million of mortgage loans originated in the comparable period last year. For the full year 2004, the Company originated $2.6 billion of mortgage loans, a 52 percent increase from the full year 2003 loan originations.

Further commenting on the Company’s performance in 2004, Mr. Miller stated, “Throughout 2004, we continued to capture market opportunities by expanding several existing retail centers, and opening two new wholesale regional hubs - in Jacksonville, Florida and in Boston, Massachusetts. We continued to enhance our proprietary technology, Click and Close®, which helped us to further reduce our cost to originate, decrease loan origination turnaround times, and enhance service for our network of brokers.”

    Mr. Miller continued, “In 2005, we plan to continue to expand existing offices and our sales force in an effort to support growth. Additionally, we expect to continue to differentiate ourselves through our advanced technology and our superior level of service. During 2005, we plan to introduce our new broker website with enhanced interactive capabilities and features, which we believe will increase the number of brokers who use our site. Some of the more notable features of the site include the ability to generate electronic disclosures and electronic closing documents, which will ultimately allow for a nearly paperless loan origination process and an even faster and more efficient origination time frame.”

Loan Characteristics and Distribution Channels

For the fourth quarter of 2004, wholesale loan origination volume represented 52 percent of the entire fourth quarter loan origination volume and totaled $388 million, a 21 percent increase over the comparable period in 2003. The Company’s retail loan origination volume represented 48 percent of the entire further quarter loan origination volume, and totaled $365 million, an 87 percent increase over the fourth quarter of 2003.

For the full year 2004, wholesale loan origination volume represented 57 percent of the entire loan origination volume for 2004 and totaled $1.5 billion, a 49 percent increase over the comparable period in 2003. The Company’s retail loan origination volume represented 43 percent of the entire loan origination volume in 2004 and totaled $1.1 billion, a 57 percent increase over the full year 2003.

Commenting on the solid growth in the retail channel Mr. Miller said, “Our retail business has continued to increase through our expansion efforts and represents over 40 percent of our total loan origination volume, making Delta’s loan production one of the most diversified in the industry.”

“The continued growth of this channel is an important component of our business strategy as we believe it delivers more franchise value to us through increased profitability in a less competitive environment. In anticipation of continued growth in this channel, we have expanded our existing retail offices to support a more than 40 percent growth in our retail sales force,” concluded Mr. Miller.

Secondary Marketing (Securitization and Loan Sales)

During the fourth quarter of 2004, the Company closed its fourth securitization structured as a financing under its Renaissance mortgage shelf, collateralized by $600 million of mortgage loans. The Company used a senior-subordinate securitization structure and issued a NIM note (a net interest margin note collateralized by the excess cashflow certificate of the underlying securitization). The Company also sold approximately $79 million in loans on a whole-loan basis during the fourth quarter of 2004 at an average net premium of 4.1 percent. The loans securitized and sold during the fourth quarter of 2004 totaled approximately $679 million, of which approximately 88 percent were securitized and approximately 12 percent were sold on a whole-loan basis.

For the full year ended December 31, 2004, the Company completed four securitizations collateralized by approximately $2.3 billion in mortgage loans. The Company sold approximately $169 million in loans on a whole-loan basis at an average net premium of 4.4 percent. The loans securitized and sold during the full year of 2004 totaled $2.5 billion, of which approximately 93 percent were securitized and approximately seven percent were sold on a whole-loan basis.

Conference Call and Webcast

The Company will host a conference call to discuss its financial results at 10AM ET today, Thursday, February 17, 2005. The live conference call can be accessed by dialing (877) 407-9210 (domestic) or (201) 689-8049 (international). A live listen-only webcast of the conference call will be available on Delta Financial’s website at http://www.deltafinancial.com in the Investor Relations section of the website. A replay of the conference call and the question/answer session will be available on the Company’s website two hours after the live call is completed, and will be available through February 24, 2005. The telephone replay can be accessed by dialing (877) 660-6853 (domestic) or (201) 612-7415 (international), and using the account number:1628 and conference ID number:139428.

About the Company
Founded in 1982, Delta Financial Corporation is a Woodbury, New York-based specialty consumer finance company that originates, securitizes and sells non-conforming mortgage loans. Delta's loans are primarily secured by first mortgages on one- to four-family residential properties. Delta originates non-conforming loans primarily in 29 states. Loans are originated through a network of approximately 2,300 independent brokers and the Company’s retail offices. Since 1991, Delta has completed 42 asset-backed securitizations, collateralized by approximately $11.6 billion in mortgage loans.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Certain statements contained in this press release, which are not historical fact, may be deemed to be “forward-looking” statements under the federal securities laws, and involve risk and uncertainties. Forward-looking statements relate to, among other things, our projections as to our future earnings, profitability, loan production, cost to originate, enhancing our technology, improving our turnaround time, expanding our offices and sales force, and our plans to introduce our new broker website. There are many important factors that could cause our actual results to differ materially from those indicated in the forward-looking statements. Such factors include, but are not limited to, the availability of funding at favorable terms and conditions, including without limitation, warehouse, residual and other credit facilities; our ability or inability to continue to access the securitization and whole loan markets at favorable terms and conditions; competition; loan losses, loan prepayment rates, delinquency and default rates; costs and potential liabilities associated with litigation, our regulatory settlements with state and federal agencies and other regulatory compliance matters and changes (legislative or otherwise) affecting mortgage lending activities and the real estate market; general economic conditions, including interest rate risk, future residential real estate values, demand for our products and services; and other risks identified in our filings with the Securities and Exchange Commission, including those discussed in our Form 10-Q under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Forward-Looking Statements and Risk Factors.” We hereby disclaim any obligation to update or revise any of the forward-looking information contained in this press release at any future date, except as required under applicable securities laws.

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DELTA FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollars in thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003

Interest income	$43,252	$5,163	$100,105	$14,386
Interest expense	20,042	1,661	39,782	5,509
Net interest income	23,210	3,502	60,323	8,877
Provision for loan losses	4,654	--	10,443	--
Net interest income after provision for loan losses	18,556	3,502	49,880	8,877

Non-interest income:
Net gain on sale of mortgage loans	4,174	24,904	16,057	94,782
Other income	1,125	103	1,722	1,000
Total non-interest income	5,299	25,007	17,779	95,782

Non-interest expense:
Payroll and related costs	14,416	10,840	52,005	39,147
General and administrative	8,512	5,458	30,152	23,460
(Gain)/loss on derivative instruments	(46)	--	100	--
Total non-interest expense	22,882	16,298	82,257	62,607

Income (loss) before income tax expense (benefit)	973	12,211	(14,598)	42,052
Provision for income tax expense (benefit)	758	4,798	(5,249)	(25,354)
Net income (loss)	$215	$7,413	$(9,349)	$67,406

Other Comprehensive (Loss) Income:
Net unrealized holding losses on derivatives arising during the period	(599)	--	(2,207)	--
Other comprehensive (loss) income	$(384)	$7,413	$(11,556)	$67,406

Per Share Data:
Basic - weighted average number of shares outstanding	20,256,614	16,740,238	18,375,864	16,308,561
Diluted - weighted average number of shares outstanding	21,237,041	18,157,318	18,375,864	18,407,249

Net income (loss) applicable to common shares	$215	$6,718	$(9,349)	$66,015

Basic earnings per share - net income (loss)	$0.01	$0.40	$(0.51)	$4.05
Diluted earnings per share - net income (loss)(1)	$0.01	$0.37	$(0.51)	$3.59

(1)  Because the Company posted a loss for the year ended December 31, 2004, in-the-money employee stock options are considered anti-dilutive, and therefore are not included in the diluted share count.

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DELTA FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in thousands, except share data)

	At December 31, 2004	At December 31, 2003
Assets:
Cash and cash equivalents	$5,187	$4,576
Mortgage loans held for sale, net	--	190,524
Mortgage loans held for investment, net of discount and deferred fees	2,351,272	--
Less: allowance for loan losses	(10,278)	--
Mortgage loans held for investment, net	2,340,994	--
Excess cashflow certificates	14,933	19,853
Equipment, net	4,298	3,147
Accrued interest receivable, net	12,280	197
Due from trustee	30,197	--
Accounts receivable	6,453	2,893
Other assets	26,125	4,617
Deferred tax asset	50,326	31,184
Total assets	$2,490,793	$256,991

Liabilities:
Bank payable	$1,110	$2,292
Warehouse financing	135,653	144,826
Financing on mortgage loans held for investment, net	2,236,215	--
Other borrowings	3,330	2,362
Accrued interest payable	4,282	62
Accounts payable and other liabilities	23,023	11,496
Total liabilities	2,403,613	161,038

Stockholders’ Equity
Preferred stock (1)	--	13,916
Common stock (2)	204	170
Additional paid-in capital (2)	119,451	99,913
Accumulated deficit	(28,950)	(16,728)
Accumulated other comprehensive loss, net of tax	(2,207)	--
Treasury stock, at cost (116,800 shares)	(1,318)	(1,318)
Total stockholders’ equity	87,180	95,953

Total liabilities and stockholders’ equity	$2,490,793	$256,991

(1)	On June 14, 2004 the Company redeemed all outstanding Series A 10% Preferred Stock at par for approximately $13.9 million.

(2)
On July 26, 2004, the Company closed the public offering of 4,375,000 shares of its common stock, priced at $6.50 per share. The Company sold 3,137,597 shares from authorized but unissued shares, and existing shareholders sold 1,237,403 shares. The Company's net proceeds from the offering, after underwriters' discount and estimated costs and expenses, were approximately $18.7 million.